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                            [LOGO OF REED SMITH LLP]

                                                                     Exhibit 5.1

                                       March 1, 2002

Respironics, Inc.
1501 Ardmore Boulevard
Pittsburgh, Pennsylvania  15221


     Re: Respironics, Inc. Registration Statement on Form S-4
         ----------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel for Respironics, Inc., a Delaware corporation (the "Corporation") in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of the shares of the Corporation's Common Stock, par value $.01 per share (the "Common Stock") to be issued pursuant to the Agreement and Plan of Merger (the "Merger Agreement") by and between Respironics Holdings, Inc., a wholly-owned subsidiary of the Corporation, and Novametrix Medical Systems Inc., dated as of December 17, 2001. This opinion is being furnished pursuant to the requirements of Form S-4 and Item 601 of Regulation S-K.

     In furnishing this opinion we have examined the Registration Statement, as well as the Proxy Statement/Prospectus included therein (the "Proxy Statement/Prospectus"), to be filed with the Securities and Exchange Commission, in connection with which this opinion is to be filed as an exhibit. In addition, we have examined such other documents, legal opinions and precedents, corporate and other records of the Corporation and certificates of public officials and officers of the Corporation as we have deemed necessary or appropriate to provide a basis for the opinions set forth herein. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

     Based upon the foregoing, we are of the opinion that when the Registration Statement has become effective under the Securities Act of 1933, as amended, (the "Act") and the shares of Common Stock have been issued and delivered pursuant to the terms of the Merger Agreement, the shares of Common Stock will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy
Statement/Prospectus under the heading "Legal Matters". By giving such consent, we do not hereby admit that we are within the category of persons whose consents are required under Section 7 of the Act.

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Respironics, Inc.                                                     Reed Smith
March 1, 2002
Page 2


     This opinion is being rendered solely for your benefit in connection with the Registration Statement. You may not rely on this opinion for any other purpose without our express written consent. This opinion is rendered as of the date hereof, and we are under no obligation to update it or to advise you of any subsequent event which could affect it. This opinion may not be assigned, quoted or used without our express written consent.


                                    Very truly yours,

                                    /s/ Reed Smith LLP

                                    REED SMITH LLP

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